Exhibit 4.55

[National emblem of Ukraine]

LICENSE

Series AB	No. 120375

NATIONAL COMMISSION FOR COMMUNICATIONS REGULATION OF UKRAINE

Economic activity type

Provision of portable (mobile) telephone communication services with the right of maintenance and operation of telecommunication networks and provision of use of electric communication channels throughout the territory of Ukraine subject to the License terms and conditions for provision of portable (mobile) telephone communication services with the right of maintenance and operation of telecommunication networks and provision of use of electric communication channels

Legal entity name	CLOSED JOINT STOCK COMPANY
“UKRAINIAN MOBILE COMMUNICATIONS”

Legal entity identification code	14333937

Legal entity location	15 Leipzigska street, Kyiv, 01015, Ukraine

Date and number of
license reissue resolution	13/07/06 No. 327

License duration	15 years

Chairman	[signature]	O. Haiduk

Official seal:          National Commission For Communications Regulation Of Ukraine, Kyiv, Ukraine, identification code 33349546

Date of issue of the license	28/09/06

SPECIAL TERMS:

Provision of portable (mobile) telephone communication services is allowed using CDMA-450 standard digital cellular radio communication, with the right of maintenance and operation of telecommunication networks and provision of use of electric communication channels, using the radio frequencies as specified in license No. 5196 dated 28/09/06.

Chairman	[signature]	O. Haiduk

Official seal:          National Commission For Communications Regulation Of Ukraine, Kyiv, Ukraine, identification code 33349546